Exhibit (k)(5)

MORGAN CREEK SERIES GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

Effective April 1, 2016

WHEREAS, the Board of Trustees of the Morgan Creek Global Equity Long/Short Institutional Fund (the “Institutional Fund”) has considered the following multi-class plan (the “Plan”) under which the Institutional Fund may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) and contains exemptive relief granted by the Securities and Exchange Commission; and

WHEREAS, a majority of the Trustees of the Institutional Fund and a majority of the Trustees who are not interested persons of the Institutional Fund have found the Plan, as proposed, to be in the best interests of each class of shares of the Institutional Fund;

NOW, THEREFORE, the Institutional Fund hereby approves and adopts the following Plan pursuant to the Rule.

THE PLAN

The Institutional Fund may from time to time issue one or more classes of shares, as detailed on Exhibit A (each a “Class” and collectively, the “Classes”). Each Class is subject to such investment minimums and other conditions of eligibility as are set forth in the Institutional Fund’s prospectus. The differences in expenses between these Classes of shares, and the exchange features of each Class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and Bylaws of the Institutional Fund, as amended from time to time, by action of the Board of Trustees of the Institutional Fund. There are no conversion rights or features relating to Classes of shares. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of the Institutional Fund.

CLASS CHARACTERISTICS

The Classes of shares of the Institutional Fund represent interests in the assets of the Institutional Fund. The Classes differ materially with respect to the amount of Rule 12b-1 fees (the “Rule 12b-1 Fees”), and Shareholder Servicing fees (“Shareholder Servicing Fees”) borne by the Classes. Rule 12b-1 Fees are paid under a plan adopted pursuant to Rule 12b-1 promulgated under the 1940 Act (the “Rule 12b-1 Plan”) relating to the Classes of shares adopted by the Trustees of the Institutional Fund. Shareholder Servicing Fees are paid under a plan (the “Shareholder Servicing Plan”) relating to Classes of shares adopted by the Trustees of the Institutional Fund for certain Classes.

EXPENSE ALLOCATIONS

Classes pay Rule 12b-1 Fees and/or Shareholder Servicing Fees, as described in Exhibit A. Each Class may, at the Trustees’ discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Institutional Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than the other Classes (“Class Expenses”). All other expenses will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Institutional Fund attributable to that Class.

VOTING RIGHTS

Each Class of shares of the Institutional Fund has identical voting rights except that each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to that Class, and has separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In matters as to which one or more Classes do not have exclusive voting rights, all Classes of shares of the Institutional Fund will vote together, except when a Class vote is required by the 1940 Act.

AMENDMENTS

The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

EXHIBIT A

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND:

CLASS NAME	RULE 12B-1 FEE
CLASS A SHARES	AN ANNUAL RATE OF UP TO 0.25% OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.
CLASS C SHARES	AN ANNUAL RATE OF UP TO 1.00% OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.
CLASS I SHARES	AN ANNUAL RATE OF UP TO 0.00% OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.

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